UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-31447 (Commission File Number)	74-0694415 (IRS Employer Identification No.)

1111 Louisiana Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 207-1111

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.
     On February 28, 2007, CenterPoint Energy, Inc. (“CenterPoint Energy”) reported fourth quarter and full year 2006 earnings. Certain information regarding CenterPoint Energy’s fourth quarter and full year 2006 earnings is included in Item 8.01 below. For additional information regarding CenterPoint Energy’s fourth quarter and full year 2006 earnings, please refer to CenterPoint Energy’s press release attached to this report as Exhibit 99.1 (the “Press Release”), which Press Release is incorporated by reference herein. The information in the Press Release is being furnished, not filed, pursuant to Item 2.02. Accordingly, the information in the Press Release will not be incorporated by reference into any registration statement filed by CenterPoint Energy under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Item 8.01.   Other Events.
Fourth Quarter and Full Year 2006 Results
     Net income and income from continuing operations was $67 million, or $0.20 per diluted share, for the fourth quarter of 2006 compared to $81 million, or $0.25 per diluted share, for the same period of 2005. Results for the fourth quarter of 2006 were reduced by $12 million, or $0.04 per diluted share, related to a final agreement with the Internal Revenue Service (IRS) as described below.
     Net income for the year 2006 was $432 million, or $1.33 per diluted share, compared to $252 million, or $0.75 per diluted share, for 2005. Income from continuing operations before extraordinary item for 2006 was also $432 million, or $1.33 per diluted share, compared to $225 million, or $0.67 per diluted share, for 2005.
     Results for the year 2006 included the impact of the resolution of two issues relating to prior years. The first was an agreement with the Appeals Division of the IRS regarding the tax treatment of the company’s Zero Premium Exchangeable Subordinated Notes (ZENS) and its former Automatic Common Exchange Securities. As a result of that agreement, in the second quarter of 2006 the company reduced its previously accrued tax and related interest reserves, adding $119 million ($0.37 per diluted share) to income. In the fourth quarter of 2006, the company increased these reserves, reducing income by $12 million, or $0.04 per diluted share, to reflect the final agreement as approved by the Joint Committee on Taxation of the U.S. Congress. A second issue resolved in 2006 was the remand to the Texas Public Utility Commission of the company’s 2001 unbundled cost of service order (UCOS). As a result of the agreement, which settled all issues, the company reduced income by $21 million after-tax, or $0.06 per diluted share in the second quarter of 2006. Excluding all impacts related to the ZENS tax issue and the UCOS, earnings for the fourth quarter of 2006 and for the year 2006 would have been $0.24 and $1.11 per diluted share, respectively.
     Net income for the year 2005, included an extraordinary gain of $30 million, or $0.09 per diluted share, reflecting an adjustment to the extraordinary loss recorded in the second half of 2004 to write down generation-related regulatory assets. In addition, net income for 2005 included a loss of $3 million, or $0.01 per diluted share, from discontinued operations.
Item 9.01.   Financial Statements and Exhibits.
     The exhibit listed below is furnished pursuant to Item 2.02 of this Form 8-K.

(d)	Exhibits.

99.1	Press Release issued February 28, 2007 regarding CenterPoint Energy, Inc.’s fourth quarter and full year 2006 earnings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.
Date: February 28, 2007	By:	/s/ James S. Brian
James S. Brian
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number		Description

99.1	—	Press Release issued February 28, 2007 regarding CenterPoint Energy, Inc.’s fourth quarter and full year 2006 earnings.